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                                                                    Exhibit 10.1

                            SECOND AMENDMENT TO LEASE

         THIS SECOND AMENDMENT TO LEASE (the "Second Amendment") is dated October 25, 2002 (the "Effective Date"), by and between DMV SUB 2, L.P., a Delaware limited partnership ("Landlord"), and BBJ ENVIRONMENTAL SOLUTIONS, INC. (f/k/a BBJ CHEMICAL COMPOUNDS, INC.), a Florida corporation ("Tenant").

                                   WITNESSETH:

         WHEREAS, Corporex Properties of Tampa, Inc. ("Corporex") and Tenant are parties to that certain Lease Agreement dated April 18, 1994 (the "Original Lease"), for the lease of space (as more particularly described in the Lease, the "Premises") currently containing approximately 6,964 rentable square feet known as Suite 500 of the building known as Corporex Plaza I located at 6802 Citicorp Boulevard, Tampa, Florida 33619 (the "Building");

         WHEREAS, the Original Lease was amended by an Amendment No. 1 to Lease Agreement dated November 26, 1997 (the "First Amendment")(the Original Lease and First Amendment are, collectively, the "Lease");

         WHEREAS, Landlord is the successor in title to Corporex's right, title and interest to the Building, Premises and Lease, and Landlord is now the holder of all rights thereto and is now the "Landlord" under the Lease; and

         WHEREAS, Landlord and Tenant desire to amend the Lease upon the terms and conditions as hereinafter provided.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:

         1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference. Unless otherwise indicated, all capitalized terms used herein shall have the same meaning ascribed to such terms in the Lease.

         2. Extension of Term. The term of the Lease is hereby extended for a period commencing on January 1, 2003, and expiring on December 31, 2005 (the "Extension Term").

         3. Annual Base Rent. Commencing on January 1, 2003, and thereafter through the end of the Extension Term, Tenant shall pay basic rental for the Premises as follows:

         Period                       Annual Base Rent       Monthly Base Rent
         ------                       ----------------       -----------------

         1/1/03-12/31/03              $50,489.00             $4,207.42
         1 / l /04-12/31 /04          $52,021.08             $4,335.09
         1/1/05-12/31/05              $53,553.16             $4,462.76

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         All such basic rental shall be payable by Tenant in accordance with the terms of and in the manner described in the Lease.

         4. Pro Rata Share. Throughout the Extension Term, Tenant shall continue to pay its Pro Rata Share of common area maintenance, taxes and assessments, and insurance for the Premises in accordance with the terms of the Lease; provided, however, from and after the Effective Date, the second sentence of paragraph 10(b)(2) of Schedule 1 of the Original Lease is deleted and replaced with the following: "The above `cap' for a given calendar year shall be calculated on a compounding basis over the actual Operating Expenses (exclusive of taxes, insurance premiums, and utilities) for the calendar year 2002."

         5. Repairs. Notwithstanding anything in the Lease to the contrary, from and after the Effective Date, Tenant shall be responsible for all costs of repair or maintenance of the base building HVAC system serving the Premises; provided, however, notwithstanding anything in this Section 5 or the Lease to the contrary, Landlord shall be responsible for capital repairs to or replacement of the base building HVAC system serving the Premises that exceed $750.00 per occurrence per unit, unless said repair or replacement resulted from Tenant's failure to provide proper preventative maintenance, or Tenant's negligence, recklessness, or willful misconduct. In addition, Tenant shall be solely responsible for all repair, maintenance, and replacement obligations and costs relating to Tenant's supplemental Liebert HVAC unit located within the Premises.

         6. Tenant Improvement Allowance. Landlord will commence construction of certain improvements (the "Tenant Improvements") to the Premises, which Tenant Improvements will be completed in accordance with plans and specifications approved by Landlord and Tenant (the "Plans"). The costs of completing the Tenant Improvements will be paid by Landlord, subject to reimbursement from the Tenant Improvement Allowance (as defined below); provided, however, Landlord is not obligated to pay or incur any costs that exceed the Tenant Improvement Allowance. If the costs of completing the Tenant Improvements exceeds the Tenant Improvement Allowance, Tenant shall pay such excess costs to Landlord within fifteen (15) days after receipt of an invoice therefor; provided, however, any such reimbursement by Tenant shall under no circumstances be considered or deemed to be rent of any kind, but rather a reimbursement of Landlord for such excess costs, and Landlord shall have no right to recover possession of the leased premises for non-payment of any such amounts. Any work desired by Tenant other than the Tenant Improvements, such as furniture, fixturing, and telecommunications and computer cabling, shall be performed by Tenant, at Tenant's sole expense, using contractors and pursuant to plans approved by Landlord and in accordance with the alterations provisions of the Lease.

         The Tenant Improvements shall be deemed substantially completed ("Substantial Completion") on the date Landlord substantially completes the Tenant Improvements in accordance with the Plans and obtains a certificate of occupancy for the Tenant Improvements. If Substantial Completion of the Tenant Improvements is delayed due to any act or omission of Tenant or Tenant's representatives (a "Tenant Delay"), Landlord will be deemed to have achieved Substantial Completion of the Tenant Improvements on the date when they would have been ready but for such Tenant Delay.

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         Landlord shall provide to Tenant a tenant improvement allowance in the amount of Three Thousand and No/100ths Dollars ($3,000.00)(the "Tenant Improvement Allowance") to be credited against Landlord's costs (including, without limitation, construction management fees not to exceed 5%) of designing, constructing and installing the Tenant Improvements (the "Costs").

         7. Parking. During the Extension Term, and notwithstanding anything in the Lease to the contrary, Tenant shall have the non-exclusive use of up to thirteen (13) unreserved parking spaces at no charge to the Tenant. These unreserved parking spaces shall be in the parking areas described in the Lease and shall otherwise be governed by the terms and conditions of Section C(5)(g) of the Original Lease. Tenant agrees that its use of such parking facilities shall not exceed the number of spaces provided in this paragraph.

         8. Brokers. Landlord and Tenant each represent to the other that there have been no brokers involved in connection with this Second Amendment other than Trammell Crow Realty Services, Inc. and Andretta-Marsh Properties (collectively, the "Brokers"), and that no other broker has negotiated or participated in negotiations of this Second Amendment or submitted or showed the Premises, or is entitled to any commission in connection therewith. Tenant shall indemnify and hold Landlord harmless from and against any and all commissions, fees and expenses and all claims therefore, by any other broker, salesman or other party (other than Andretta-Marsh Properties) in connection with or arising out of Tenant's action in entering into this Second Amendment. Landlord shall indemnify and hold Tenant harmless from and against any and all commissions, fees and expenses and all claims therefore, by any other broker, salesman or other party in connection with or arising out of Landlord's action in entering into this Second Amendment. Landlord shall be responsible for paying the Brokers' commissions pursuant to separate agreement(s).

         9. Notice Addresses. All notices to Landlord must be in writing and shall be deemed to be duly given only if sent by registered or certified mail, return receipt requested or overnight delivery service to the following addresses:

                          c/o Lend Lease Real Estate Investments
                          Monarch Tower
                          3424 Peachtree Rd., NE, Suite 800
                          Atlanta, GA 30326
                          Attn: Asset Manager-Presidents Plaza

                          With a copy to:

                          Trammell Crow Company
                          500 N. Westshore Blvd., Suite 545
                          Tampa, FL 33607
                          Attn: Ms. Windy Tidwell

         10. Ratification. Except as expressly modified herein, the Lease shall remain in full force and effect, and the terms thereof are hereby ratified and confirmed.

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         11. Acknowledgments. As of the date of this Second Amendment and to
Tenant's actual knowledge, (a) no default exists on the part of Landlord or Tenant under the Lease, (b) no circumstance currently exists that, but for the giving of notice or the passage of time, or both, would be such a default, and
(c) Tenant does not now have or hold any claim or defense against Landlord that might be set off or credited against future accruing rents or that might otherwise excuse Tenant's performance under the Lease.

         IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment as of the date and year first above written.
Signed, sealed and delivered in the presence of:

Name: /s/ Joann Rathbun
      -----------------

Name: /s/ Jane Johnston
      -----------------

DMV SUB 2, L.P., a Delaware limited partnership

By: DMV GP2, LLC, a Delaware limited liability company, its general partner

    By: DMV Investors, LLC, a Delaware limited liability company, its sole member
By: Lend Lease Real Estate Investments, Inc., a Delaware corporation, its manager

     By: /s/ Terrell Daffer
         ------------------
     Title: Principal
("Landlord")
BBJ ENVIRONMENTAL SOLUTIONS, INC. (f/k/a BBJ CHEMICAL COMPOUNDS, INC.), a Florida corporation

  By: /s/ Robert G Baker
      ------------------
  Title:  CEO

Name: /s/ Jerry V. Schinella
      ----------------------

Name: /s/ Ben Little
      --------------
("Tenant")

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